Exhibit 99.1

Altair Announces Sale of $230 Million Aggregate Principal Amount of Convertible Senior Notes

TROY, Mich., June 24, 2022 /PRNewswire/ — Altair Engineering Inc. (Nasdaq: ALTR) (“Altair”) today announced the closing of its private offering of convertible senior notes and the exercise in full of the initial purchaser’s option to purchase additional convertible senior notes. At a closing on June 14, 2022, Altair sold $200 million aggregate principal amount of 1.750% convertible senior notes due 2027 and at a closing on June 24, 2022, Altair sold an additional $30 million aggregate principal amount of such notes upon the initial purchaser’s exercise in full of its option.

About Altair (Nasdaq: ALTR)

Altair is a global leader in computational science and artificial intelligence (AI) that provides software and cloud solutions in simulation, high-performance computing (HPC), data analytics, and AI. Altair enables organizations across all industries to compete more effectively and drive smarter decisions in an increasingly connected world – all while creating a greener, more sustainable future.

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Dave Simon

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Monica Gould

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ir@altair.com